EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2020 Results

EDINBURG, Va., Feb. 25, 2021 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced fourth quarter and full year 2020 financial and operating results.

2020 Highlights

  Record Broadband data net additions of approximately 18,800 with Glo Fiber and Beam contributing approximately 4,000 and 100, respectively
  Added approximately 27,000 Glo Fiber homes passed and eight new franchise agreements expanding franchise passings to over 116,000
  Launched Beam fixed wireless broadband service in the fourth quarter 2020 to approximately 9,400 homes passed in four counties in Virginia

“2020 was a very successful and pivotal year for our Company, as we built momentum executing our Broadband strategy. Our incumbent cable business had a record year of data net additions, driven by our upgraded DOCSIS 3.1 cable network, the value of our Powerhouse rate card, and the increase in customers working and learning from home,” said President and CEO, Christopher E. French. “Our first full year of Glo Fiber exceeded our expectations for construction pace, penetration rates and churn, validating our investment thesis. We are also pleased to have successfully launched our Beam fixed wireless service in October, providing an additional means to deliver broadband services. We are excited that the foundational investments made in our integrated broadband network will support sustainable high growth rates for the next several years.”

Shentel's fourth-quarter earnings conference call will be webcast at 8:30 a.m. ET on Thursday, February 25, 2021. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Full Year 2020 Results

  Revenue grew 6.7% to $220.8 million driven by 31% growth in Tower and 5.4% growth in Broadband segments.

  Adjusted OIBDA increased 15.8% to $57.2 million in 2020 due to strong growth in Towers and a 13.3% decline in Corporate expenses.

  Operating loss in 2020 was $(1.1) million, compared with $(0.7) million in 2019.

  Earnings from continuing operations per diluted share was $0.05 compared to $0.05 in 2019 and earnings from discontinued operations grew 131.8% to $2.48 per diluted share 2020.

Broadband

  Total Broadband Data Revenue Generating Units ("RGUs") as of December 31, 2020 were 102,812, representing 22.3% year over year growth.

  Incumbent cable Broadband Data RGUs as of December 31, 2020 were 98,555, representing 17.4% year over year growth. Data penetration grew year over year from 40.6% to 47.2% driven by strong demand for high speed Internet, the enhanced value of our Powerhouse rate card and demand from Covid-19 induced work and learn from home mandates. Churn declined 20 basis points year over year to 1.6%. Broadband average revenue per user (“ARPU”) decreased 1.0% to $77.97, in 2020, driven by sales of a discounted pre-paid rate plan offered to credit-challenged customers as a result of the pandemic.

  Glo Fiber Broadband Data RGUs as of December 31, 2020 were 4,158. Penetration grew to 14.5% driven by strong demand for high speed Internet fiber-based services and differentiated local customer service. 2020 churn and ARPU were 0.84% and $78.90, respectively. Total Glo Fiber passings grew approximately 28.2% sequentially, from the third quarter 2020, to 28,652.

  Beam Broadband Data RGUs as of December 31, 2020 were 99. ARPU was $73.17 for the period since the launch in October 2020.

  The Company acquired Canaan Cable on December 31, 2020 for $2.1 million. RGUs acquired in the deal totaled approximately one thousand, which have not been included in our reporting of revenue, RGUs, or ARPU for 2020.

  Total Broadband revenue grew $10.4 million or 5.4% to $204.3 million. Residential & SMB revenue increased approximately $12.7 million, or 8.9%, during 2020 primarily driven by 22.3% growth in broadband penetration. Commercial Fiber revenue increased approximately $2.3 million during 2020 due to an increase in new enterprise and backhaul recurring revenue of $4.0 million partially offset by a $1.6 million decline in amortized upfront fee revenue. Rural Local Exchange Carrier (RLEC) & Other revenue decreased approximately $4.7 million, or 22.0%, compared with 2019 due primarily to a decline in residential DSL subscribers, lower governmental support and lower intercompany phone service. We expect RLEC revenue to continue to decline as subscribers migrate to faster speed data services provided by our dual-incumbent cable franchise in Shenandoah County, Virginia.

  Broadband operating expenses increased approximately $12.6 million, or 8.4%, to $164.0 million in 2020, compared with 2019, primarily due to $7.9 million of higher compensation expense due to the combination of Glo Fiber and Beam start-up staffing, higher incentive accrual from strong operating results, COVID supplemental pay for customer interfacing employees and enhanced benefit plans. Higher software fees and professional services drove an additional increase of $2.8 million which was driven by higher software fees and licenses and professional services. Other general and administrative expenses increased by $0.6 million. Depreciation and amortization expense also increased by $2.5 million.

  Broadband Adjusted OIBDA in 2020 grew 0.5% to $81.5 million, compared with $81.2 million in 2019.

  Broadband operating income in 2020 was $40.4 million, compared with $42.6 million in 2019.

Tower

  Total macro towers and tenants were 223 and 427, respectively, as of December 31, 2020, as compared to 225 and 404, respectively, as of December 31, 2019.

  Revenue increased approximately $4.1 million, or 31.3%, in 2020 to $17.1 million compared with 2019. This increase was due to an 5.7% increase in tenants and 23.4% increase in average revenue per tenant driven by amendments to intercompany leases.

  Operating expenses increased approximately $1.5 million compared to the prior year period, due primarily to increases in ground lease rent expense and professional services.

  Tower Adjusted OIBDA grew 29.7% to $10.7 million, compared with $8.3 million in 2019.

  Tower operating income in 2020 was $8.8 million, compared with $6.3 million in 2019.

Consolidated Fourth Quarter 2020 Results

  Revenue in the fourth quarter of 2020 grew 8.5% to $58.1 million due to the growth of 20.4% in Towers and 7.8% in Broadband segments.

  Adjusted OIBDA in the fourth quarter of 2020 grew 20.4% to $15.7 million due to 18.2% decline in Corporate expenses, 18.9% growth in Towers and 3.1% growth in Broadband.

  Operating income in the fourth quarter of 2020 was $1.6 million compared with a loss of $(0.6) million in the fourth quarter of 2019.

  Earnings from continuing operations per diluted share was $0.03 compared to $(0.01) in the fourth quarter 2019 and earnings from discontinued operations grew 216.7% to $0.95 per diluted share from the fourth quarter 2020.

Broadband

  Broadband revenue in the fourth quarter of 2020 grew $3.9 million or 7.8% to $53.7 million compared with $50.0 million in the fourth quarter of 2019, primarily driven by $4.3 million or 11.6% increase in Residential and SMB revenue on 22.3% increase in data subscribers. Commercial fiber grew 8.7% to $8.7 million from higher enterprise and backhaul connections. RLEC revenue declined 20.5% to $4.2 million due primarily to lower DSL subscribers and intercompany phone service.

  Broadband operating expenses in the fourth quarter of 2020 were $43.0 million compared to $40.4 million in the fourth quarter of 2019. The increase was primarily due to a $1.8 million increase in compensation expense due to a combination of Glo Fiber and Beam start-up staffing, higher incentive accrual from strong operating results and enhanced benefit plans, and $1.2 million in higher maintenance of the expanding network.

  Broadband Adjusted OIBDA in the fourth quarter of 2020 grew 3.5% to $21.4 million, compared with $20.7 million for the fourth quarter of 2019.

  Broadband Operating income in the fourth quarter of 2020 was $10.7 million, compared to $9.4 million in the fourth quarter of 2019.

Tower

  Tower revenue grew 20.4% to $4.6 million due to 5.5% increase in tenants and 16.2% increase in revenue per tenant due to amendments to intercompany leases.

  Tower Adjusted OIBDA in the fourth quarter of 2020 grew 18.9% to $2.9 million, compared with $2.4 million for the fourth quarter of 2019.

  Tower operating income in the fourth quarter of 2020 was consistent with 2019.

Other Information

  As previously announced, T-Mobile exercised an option to purchase our Wireless assets and operations pursuant to an appraisal process that determined the sale price to be $1.95 billion, inclusive of an estimated closing adjustment for the unrealized waived management fee. We expect to enter into a definitive asset purchase agreement with T-Mobile during the first quarter 2021 and expect that the transaction will close during the second quarter 2021, subject to customary closing conditions and required regulatory approvals.

  As previously announced, the Company currently expects the after-tax proceeds from the sale of our wireless assets and operations to be approximately $1.5 billion and will be used repay approximately $702 million of outstanding term loans and terminate the credit agreement and to fund a special dividend of $18.75 per share to Shentel’s shareholders. The Company expects to pay the special dividend in the second quarter 2021 after the close of the transaction, subject to the approval of Shentel’s Board of Directors.

  At December 31, 2020 the Company had $697.9 million of outstanding debt principal that is required to be fully repaid upon the disposition of Wireless operations and assets. Additionally, the Company intends to repay $4.0 million of swap liabilities. As of December 31, 2020, the Company had liquidity of approximately $270.4 million, including $75.0 million of revolving line of credit availability.

  Capital expenditures were $120.5 million for the year ended December 31, 2020 compared with $67.0 million in 2019. The $53.4 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of Glo Fiber and Beam.

  The Company declared and paid a cash dividend of $0.34 per share, in the fourth quarter 2020, representing a 17.2% increase over the 2019 dividend.

2021 Outlook
Shentel is affirming the full-year 2021 guidance issued by the Company on February 3, 2021. As previously conveyed, full year guidance for 2021 is summarized as follows:

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019	% Change 2020 to 2021 Midpoint	% Change 2019 to 2020
	2021		2020
	Guidance		Actual
	Low	High
Revenue	$241	$248	$221	$207	10.6%	6.8%
Operating Income (loss)	$7	$14	$(1)	$(1)	nm	—%
Adjusted OIBDA	$69	$76	$57	$49	27.2%	16.3%
Capital Expenditures	$157	$168	$120	$67	35.4%	79.1%

Adjusted OIBDA is a non-GAAP financial measure that is not determined in accordance with US generally accepted accounting principles. Reconciliations of this non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:
Date: February 25, 2021
Time: 8:30 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 6067574

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through March 26, 2021 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art wireless, cable and fiber optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and digital voice; fiber optic Ethernet, wavelength and leasing; telephone voice and digital subscriber line; tower colocation leasing; and wireless voice and data. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, and Kentucky. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations, is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications Company Jim Volk Senior Vice President - Chief Financial Officer 540-984-5168 Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Service revenue and other	$58,132	$53,602	$220,775	$206,862
Operating expenses:
Cost of services	23,036	20,949	88,203	82,949
Selling, general and administrative	20,789	20,225	85,016	77,846
Depreciation and amortization	12,693	12,978	48,703	46,786
Total operating expenses	56,518	54,152	221,922	207,581
Operating income (loss)	1,614	(550)	(1,147)	(719)
Other income:
Other income, net	84	(178)	3,187	3,280
Income before income taxes	1,698	(728)	2,040	2,561
Income tax expense (benefit)	98	168	(586)	173
Income (loss) from continuing operations	1,600	(896)	2,626	2,388
Income from discontinued operations, net of tax	47,675	15,439	124,097	53,568
Net income	49,275	14,543	126,723	55,956

Net income per share, basic and diluted:
Basic - Income (loss) from continuing operations	$0.03	$(0.01)	$0.05	$0.05
Basic - Income from discontinued operations, net of tax	$0.96	$0.30	$2.49	$1.07
Basic net income per share	$0.99	$0.29	$2.54	$1.12

Diluted - Income (loss) from continuing operations	$0.03	$(0.01)	$0.05	$0.05
Diluted - Income from discontinued operations, net of tax	$0.95	$0.30	$2.48	$1.07
Diluted net income per share	$0.98	$0.29	$2.53	$1.12

Weighted average shares outstanding, basic	49,922	49,762	49,901	49,811
Weighted average shares outstanding, diluted	50,010	49,762	50,024	50,101

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31, 2020	December 31, 2019

Cash and cash equivalents	$195,397	$101,651
Other current assets	80,024	85,125
Current assets held for sale	1,133,294	55,077
Total current assets	1,408,715	241,853

Investments	13,769	12,388
Property, plant and equipment, net	440,427	363,087
Intangible assets, net and Goodwill	106,759	88,241
Operating lease right-of-use assets	50,387	42,568
Deferred charges and other assets, net	11,650	9,267
Non-current assets held for sale	—	1,141,498
Total assets	$2,031,707	$1,898,902

Current liabilities held for sale	452,202	$53,912
Total current liabilities	755,859	$99,665
Long-term debt, less current maturities	—	688,464
Non-current liabilities held for sale	—	368,423
Other liabilities	241,252	216,010
Total shareholders’ equity	582,394	472,428
Total liabilities and shareholders’ equity	$2,031,707	$1,898,902

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	2020	2019
Cash flows from operating activities:
Net income	$126,723	$55,956
Income from operations of discontinued operations, net of tax	124,097	53,568
Income from continuing operations	2,626	2,388

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	47,964	46,313
Amortization of intangible assets	739	473
Bad debt expense	1,220	1,743
Stock based compensation expense, net of amount capitalized	5,907	3,367
Deferred income taxes	15,310	16,848
Other adjustments	(978)	(4,359)
Changes in assets and liabilities	(19,429)	(24,444)
Net cash provided by operating activities – continuing operations	53,359	42,329
Net cash provided by operating activities – discontinued operations	249,508	216,816
Net cash provided by operating activities	302,867	259,145

Cash flows from investing activities:
Capital expenditures	(120,450)	(67,048)
Cash disbursed for acquisitions	(1,890)	(10,000)
Cash disbursed for FCC spectrum licenses	(16,118)	(16,742)
Proceeds from sale of assets and other	370	112
Net cash used in investing activities – continuing operations	(138,088)	(93,678)
Net cash used in investing activities – discontinued operations	(17,500)	(71,656)
Net cash used in investing activities	(155,588)	(165,334)

Cash flows from financing activities:
Dividends paid, net of dividends reinvested	(16,424)	(13,943)
Taxes paid for equity award issuances	(2,217)	(2,910)
Other	(769)	(7,195)
Net cash used in financing activities – continuing operations	(19,410)	(24,048)
Net cash used in financing activities – discontinued operations	(34,123)	(53,198)
Net cash used in financing activities	(53,533)	(77,246)

Net increase in cash and cash equivalents	93,746	16,565
Cash and cash equivalents, beginning of period	101,651	85,086
Cash and cash equivalents, end of period	$195,397	$101,651

Non-GAAP Financial Measures
Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Year Ended December 31, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$40,360	$8,823	$(50,330)	$(1,147)
Depreciation	40,337	1,906	5,721	47,964
Amortization	739	—	—	739
OIBDA	81,436	10,729	(44,609)	47,556
Share-based compensation expense	—	—	5,907	5,907
Deal advisory fees	101	—	3,679	3,780
Adjusted OIBDA	$81,537	$10,729	$(35,023)	$57,243

Year Ended December 31, 2019
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$42,597	$6,295	$(49,611)	$(719)
Depreciation	38,093	1,976	6,244	46,313
Amortization	473	—	—	473
OIBDA	81,163	8,271	(43,367)	46,067
Share-based compensation expense	—	—	3,367	3,367
Adjusted OIBDA	$81,163	$8,271	$(40,000)	$49,434

Quarter ended December 31, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$10,710	$2,379	$(11,475)	$1,614
Depreciation	10,377	492	1,573	12,442
Amortization	251	—	—	251
OIBDA	21,338	2,871	(9,902)	14,307
Share-based compensation expense	—	—	601	601
Deal advisory fees	101	—	677	778
Adjusted OIBDA	$21,439	$2,871	$(8,624)	$15,686

Quarter Ended December 31, 2019
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$9,392	$2,539	$(12,481)	$(550)
Depreciation	11,157	(125)	1,780	12,812
Amortization	166	—	—	166
OIBDA	20,715	2,414	(10,701)	12,428
Share-based compensation expense	—	—	597	597
Adjusted OIBDA	$20,715	$2,414	$(10,104)	$13,025

2021 Outlook – Adjusted OIBDA

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019
	2021		2020
	Guidance		Actual
	Low	High
Operating Income (loss)	$7	$14	$(1)	$(1)
Depreciation	$54	$54	$48	$46
Amortization	$1	$1	$1	$1
Stock comp	$6	$6	$6	$3
Deal advisory fees	$—	$—	$3	$—
Restructuring and other	$1	$1	$—	$—
Adjusted OIBDA	$69	$76	$57	$49

Segment Results

Year ended December 31, 2020 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$154,956	$—	$—	$154,956
Commercial Fiber	24,431	—	—	24,431
RLEC & Other	15,971	—	—	15,971
Tower lease	—	7,402	—	7,402
Service revenue and other	195,358	7,402	—	202,760
Revenue for service provided to the discontinued Wireless operations	8,989	9,653	(627)	18,015
Total revenue	204,347	17,055	(627)	220,775
Operating expenses
Cost of services	83,439	4,896	(132)	88,203
Selling, general and administrative	39,472	1,430	44,114	85,016
Depreciation and amortization	41,076	1,906	5,721	48,703
Total operating expenses	163,987	8,232	49,703	221,922
Operating income (loss)	$40,360	$8,823	$(50,330)	$(1,147)

Year ended December 31, 2019 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$142,290	$—	$—	$142,290
Commercial Fiber	23,004	—	—	23,004
RLEC & Other	18,257	—	—	18,257
Tower lease	—	6,965	—	6,965
Service revenue and other	183,551	6,965	—	190,516
Revenue for service provided to the discontinued Wireless operations	10,392	6,020	(66)	16,346
Total revenue	193,943	12,985	(66)	206,862
Operating expenses
Cost of services	79,235	3,777	(63)	82,949
Selling, general and administrative	33,545	937	43,364	77,846
Depreciation and amortization	38,566	1,976	6,244	46,786
Total operating expenses	151,346	6,690	49,545	207,581
Operating income (loss)	$42,597	$6,295	$(49,611)	$(719)

Quarter ended December 31, 2020 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$40,786	$—	$—	$40,786
Commercial Fiber	6,669	—	—	6,669
RLEC & Other	4,091	—	—	4,091
Tower lease	—	1,912	—	1,912
Service revenue and other	51,546	1,912	—	53,458
Revenue for service provided to the discontinued Wireless operations	2,171	2,653	(150)	4,674
Total revenue	53,717	4,565	(150)	58,132
Operating expenses
Cost of services	21,867	1,359	(190)	23,036
Selling, general and administrative	10,512	335	9,942	20,789
Depreciation and amortization	10,628	492	1,573	12,693
Total operating expenses	43,007	2,186	11,325	56,518
Operating income (loss)	$10,710	$2,379	$(11,475)	$1,614

Quarter ended December 31, 2019 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$36,586	$—	$—	$36,586
Commercial Fiber	5,992	—	—	5,992
RLEC & Other	4,458	—	—	4,458
Tower lease	—	1,599	—	1,599
Service revenue and other	47,036	1,599	—	48,635
Revenue for service provided to the discontinued Wireless operations	2,794	2,191	(18)	4,967
Total revenue	49,830	3,790	(18)	53,602
Operating expenses
Cost of services	19,887	1,073	(11)	20,949
Selling, general and administrative	9,228	303	10,694	20,225
Depreciation and amortization	11,323	(125)	1,780	12,978
Total operating expenses	40,438	1,251	12,463	54,152
Operating income (loss)	$9,392	$2,539	$(12,481)	$(550)

Supplemental Information

Broadband Operating Statistics

	December 31, 2020	December 31, 2019
Broadband homes passed (1)	246,790	208,298
Incumbent Cable	208,691	206,575
Glo Fiber	28,652	1,723
Beam	9,447	—

Broadband customer relationships (2)	109,458	100,890

Residential & SMB RGUs:
Broadband Data	102,812	84,045
Incumbent Cable	98,555	83,919
Glo Fiber	4,158	126
Beam	99	—
Video	52,817	53,673
Voice	32,646	31,380
Total Residential & SMB RGUs (excludes RLEC)	188,275	169,098

Residential & SMB Penetration (3)
Broadband Data	41.7%	40.3%
Incumbent Cable	47.2%	40.6%
Glo Fiber	14.5%	7.3%
Beam	1.0%	—%
Video	21.4%	25.8%
Voice	14.8%	16.2%

Fiber route miles	6,794	6,139
Total fiber miles (5)	394,316	320,444

_______________
(1)  Homes and businesses are considered passed (“homes passed”) if we can connect them to our network without further extending the distribution system. Homes passed is an estimate based upon the best available information. Homes passed will vary among video, broadband data and voice services.
(2)  Customer relationships represent the number of billed customers who receive at least one of our services.
(3)  Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(4)  Average Revenue Per Data RGU calculation = (Residential & SMB Revenue * 1,000) / average data RGUs / 3 months
(5)  Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Residential and SMB Revenue:
Broadband	$23,618	$19,377	$86,715	$75,604
Incumbent Cable	22,787	19,377	85,127	75,604
Glo Fiber	819	—	1,576	—
Beam	12	—	12	—
Video	14,840	14,783	59,422	59,980
Voice	2,912	2,850	11,441	11,311
Discounts and adjustments	(524)	(425)	(2,561)	(4,605)
Total Revenue	$40,846	$36,585	$155,017	$142,290

Average RGUs:
Broadband Data	100,826	83,196	92,730	80,035
Incumbent Cable	97,210	83,196	90,983	80,035
Glo Fiber	3,534	—	1,665	—
Beam	82	—	82	—
Video	53,410	54,327	53,150	56,830
Voice	33,310	31,113	32,381	30,726

ARPU:
Broadband	$78.08	$77.64	$77.93	$78.72
Incumbent Cable	$78.14	$77.64	$77.97	$78.72
Glo Fiber	$77.25	$—	$78.90	$—
Beam	$73.17	$—	$73.17	$—
Video	$92.62	$90.70	$93.17	$87.95
Voice	$29.14	$30.53	$29.44	$30.68

Tower Operating Statistics

	December 31, 2020	December 31, 2019
Macro tower sites	223	225
Tenants (1)	427	404
Average tenants per tower	1.8	1.8

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(1)   Includes 221, 201 and 174 intercompany tenants for our Wireless operations, (reported as a discontinued operation), as of December 31, 2020, 2019 and 2018, respectively.